Filed Pursuant to Rule 424(b)(3)
Registration No. 333-133692

PROSPECTUS SUPPLEMENT NO. 11 DATED JULY 5, 2007

AAR CORP.
$150,000,000
1.75% Convertible Senior Notes due 2026

This prospectus supplement No. 11 supplements the prospectus dated May 1, 2006, as supplemented by prospectus supplement No. 1 thereto dated May 26, 2006, prospectus supplement No. 2 thereto dated June 14, 2006, prospectus supplement No. 3 thereto dated July 12, 2006, prospectus supplement No. 4 thereto dated July 26, 2006, prospectus supplement No. 5 thereto dated September 12, 2006, prospectus supplement No. 6 thereto dated October 3, 2006, prospectus supplement No. 7 thereto dated December 21, 2006, prospectus supplement No. 8 thereto dated January 10, 2007, prospectus supplement No. 9 thereto dated February 9, 2007, and prospectus supplement No. 10 thereto dated February 27, 2007, of AAR CORP. relating to the sale by certain of its securityholders (including their transferees, pledgees, donees, assignees or other successors) of its 1.75% Convertible Senior Notes due 2026.

You should read this prospectus supplement No. 11 in conjunction with the prospectus and each of the other prospectus supplements identified above.  This prospectus supplement No. 11 is qualified by reference to the prospectus and each of the other prospectus supplements identified above, except to the extent that the information in this prospectus supplement No. 11 supersedes the information contained in the prospectus and each of the other prospectus supplements identified above.  Capitalized terms used in this prospectus supplement have the meanings specified in the prospectus.

1.             The table of Selling Securityholders beginning on page 54 of the prospectus is hereby amended to include the following additional line item:

Selling Securityholder	Original Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Number of Shares of Common Stock Owned and Offered Hereby	Percentage of Common Stock Outstanding
PBGC Maintenance	$58,000	*	1,971	*

See “Risk Factors” beginning on page 5 of the prospectus to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.